As filed with the Securities and Exchange Commission on June 18, 2020
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware		61-1488595
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
10344 Sam Houston Park Drive, Suite 300 Houston, Texas 77064
(Address, including zip code, of registrant’s principal executive offices)

Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan
(Full title of the plan)

John C. Ivascu
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Forum Energy Technologies, Inc.
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064
(281) 949-2500
(Name, address and telephone number, including area code, of agent for service)

Copy to:
James B. Marshall
Laura Katherine Mann
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002-4995
(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	1,200,000	$0.58	$696,000	$90.34

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.01 per share, of Forum Energy Technologies, Inc. (“Common Stock”) as may become issuable under the Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan (the “Plan”) as a result of the antidilution provisions thereof.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based on the average of the high and low sales prices for the Common Stock reported on the New York Stock Exchange on June 11, 2020.

REGISTRATION OF ADDITIONAL SECURITIES
This Registration Statement on Form S-8 is being filed by Forum Energy Technologies, Inc. (“Forum” or the “Registrant”) pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended, to register an additional 1,200,000 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan (the “Plan”).
At the recommendation of Forum’s Board of Directors, the Registrant’s stockholders approved an amendment and restatement of the Plan at the annual meeting of stockholders on May 12, 2020, thereby further increasing the number of shares available for issuance under the Plan by 1,200,000 shares of Common Stock.
This Registration Statement hereby incorporates by reference the contents of Forum’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission on May 16, 2019 (File No. 333-231525) and August 16, 2016 (File No. 333-213158).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.

Exhibit Number	Document
4.1*
Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc. dated March 28, 2011 (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Registration Statement, filed on March 29, 2012) (File No. 333-180676).

4.2*
Second Amended and Restated Bylaws of Forum Energy Technologies, Inc. dated April 17, 2012 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 17, 2012) (File No. 1-35504).

4.3*	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement, filed on December 29, 2011) (File No. 333-180676).
4.4*
Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A filed on April 2, 2020).

5.1	Opinion of Baker Botts L.L.P.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereof).
________________________
* Incorporated by reference to the filing indicated.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 18th day of June, 2020.

FORUM ENERGY TECHNOLOGIES, INC.
By:	/s/ John C. Ivascu
John C. Ivascu
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

POWER OF ATTORNEY
Each person whose signature appears below appoints C. Christopher Gaut, Pablo G. Mercado and John C. Ivascu, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 18th day of June, 2020.

Name	Title
/s/ C. Christopher Gaut C. Christopher Gaut	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
/s/ Pablo G. Mercado Pablo G. Mercado	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ John McElroy John McElroy	Corporate Controller (Principal Accounting Officer)
/s/ Evelyn M. Angelle Evelyn M. Angelle	Director
/s/ David C. Baldwin David C. Baldwin	Director
/s/ John A. Carrig John A. Carrig	Director
/s/ Michael McShane Michael McShane	Director
/s/ Louis A. Raspino Louis A. Raspino	Director
/s/ John Schmitz John Schmitz	Director
/s/ Andrew L. Waite Andrew L. Waite	Director